Exhibit 3.2
The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)    Exact name of corporation: Pegasystems Inc.

(2)    Registered office address: 225 Wyman Street, Ste 300, Waltham, MA 02451
(number, street, city or town, state, zip code)

(3)    These articles of amendment affect article(s): III and IV
(specify the number(s) of article(s) being amended (I-VI))

(4)     Date adopted: June 17, 2025
(month, date, year)

(5)    Approved by:
(check appropriate box)
☐    the incorporators
☐    the board of directors without shareholder approval and shareholder approval was not required.
☒    the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)    State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification, or cancellation of issued shares.

Article III

The total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue is 400,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

Article IV

The first sentence of subsection 1 of Article IV shall be deleted and replaced with the following:

The Corporation shall have the authority to issue 400,000,000 shares of Common Stock.

To change the number of shares and the par value, *if any, of any type, or to designate a class or series, of stock, or chnage a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	200,000,000	$0.01
		Preferred	1,000,000	$0.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	400,000,000	$0.01
		Preferred	1,000,000	$0.01

(7)    The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by: /s/ Matthew J. Cushing
(signature of authorized individual)

☐ Chairman of the board of directors,
☐ President,
☒ Other officer,
☐ Court-appointed fiduciary

on this 17th day of June, 2025

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $200,100.00 having been paid, said articles are deemed to have been filed with me on this 17th day of June, 2025, at 10:15 a.m.

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing Fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 or any fraction thereof.

TO BE FILLED IN BY CORPORATION
Contact Information:

Bernard Stanford
Choate Hall & Stewart LLP
Two International Place
Boston, MA 02110
Telephone: (617) 248-5219
Email: bstanford@choate.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.